UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 20, 2014 (August 12, 2014)

SOUTHERN COPPER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14066	13-3849074
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1440 E. Missouri Ave., Suite 160, Phoenix, AZ 85014

(Address of principal executive offices, including zip code)

(602) 264-1375

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Event

On August 12, 2014, Grupo Mexico S.A.B. de C.V. (“Grupo Mexico”), the parent of Southern Copper Corporation (“SCC” or the “Company”), announced that on August 6, 2014 heavy rains caused an accidental spill of approximately 40,000 cubic meters of acid solution of copper sulfate at the Company’s Buenavista del Cobre mine in the State of Sonora, Mexico. The spill entered the Bacanuchi river, an affluent of the Sonora river. Buenavista del Cobre, S.A. de C.V. (“BVC”), a subsidiary of the Company, proceeded to alert Mexican federal authorities (the Federal Bureau of Environmental Protection “PROFEPA”) and to take immediate remedial action.

Mexican environmental authorities have initiated administrative proceedings regarding water and hazardous wastes to determine if violations of environmental laws have occurred and to evaluate environmental damages. BVC has complied with all Authorities requirements, including monitoring activities as well as remedial investigations and feasibility studies following determinations made by the National Water Commission Authority (CONAGUA) and PROFEPA.

On August 19, 2014, PROFEPA announced the filing of a criminal complaint against BVC and those determined to be responsible for environmental damages. According to the Environmental Responsibility Federal Law, administrative fines and sanctions could go upward to $40 million Mexican Pesos and payment of the cost of clean up and remediation of the polluted sites, as well as economic compensation to people who may have been affected by the event, if direct damages are proven in a trial.  The Company intends to defend itself against all allegations and considers that this event will not have a material adverse impact on its operations and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN COPPER CORPORATION

By:	/s/ Javier Gomez Aguilar
Name:	Javier Gomez Aguilar
Title:	Vice President, Legal and General Counsel

Date: August 20, 2014